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                                                                   Exhibit 10.7

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April 27, 1999




William H. Zimmer III
Advanced Communications Group, Inc.
390 S. Woodsmill Road, Suite 150
Chesterfield, MO 63017

Dear Mr. Zimmer:

     You are currently employed by Advanced Communications Group, Inc. ("Company") under the terms of an Amended and Restated Employment Agreement by and between the Company and William H. Zimmer III ("you" or "your") dated December 12, 1997 (the "Agreement"). The Company is currently involved in a restructuring which involve negotiations with YPTel Corporation. As a result, the Company and you have discussed your resignation as an officer and director of the Company and have reached an agreement that you resign your employment with the Company, including your position as a director of the Company, subject to the terms of the Agreement and the following additional terms and conditions:

     1.  The term of your employment shall terminate on the later of
         (i) June 30, 1999, or (ii) the signing of a definitive agreement with YPTel Corporation and the closing of interim financing (in either the case the "Term"), and you shall remain employed by the Company and fulfill the obligations of your employment until the end of the Term.

     2. All Signing Bonus and Performance Options (as defined in the Agreement) ("Options") shall vest upon termination of your employment with the Company.

     3. Upon execution of this Letter Agreement, you shall be issued 20,000 shares of common stock of the Company (the "Restricted Shares"). If you do not (i) remain employed by the Company and fulfill the obligations of your employment until the end of the Term, or (ii) execute a release as provided in Paragraph No. 5 below, you shall forfeit the Restricted Shares to the Company. The Restricted Shares shall not be resold, exchanged or transferred by you for a period of ninety days following the termination of your employment.

      4. If you (i) remain employed by the Company and fulfill the obligations of your employment until the end of the Term, and (ii) execute a release as provided in Paragraph No. 5 below, then:

                                ATTACHMENT C


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          a.  The exercise period for the Options ("Exercise Period") shall extend to the date one year following the effective date of your termination of employment with the Company and no shares purchased under the Options may be sold, exchanged or transferred by you during the ninety day period immediately following the date of your termination.

          b. The Company will continue to pay your Base Salary (as defined in the Agreement) for a period of two years from the date of the termination of your employment; and

          c. You shall be entitled to a performance bonus for the calendar year 1999, as approved by the Board of Directors of the Company, on a pro-rata basis based upon the effective date of your termination of employment with Company.

      5. Effective upon the termination of your employment, the Company and you shall execute a mutual release and settlement agreement releasing each party from any and all claims by each party against the other.

     If you agree to terms provided above pertaining to the termination of your employment with the Company, please acknowledge your agreement by signing and returning this letter to the Company.


                                          ________________________________
                                          Richard A. O'Neal, Chairman and
                                          Chief Executive Officer

ACKNOWLEDGED AND AGREED:


  /s/ William H. Zimmer III
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William H. Zimmer III
Director, Executive Vice President-Finance & Administration,
Chief Financial Officer, Secretary and Treasurer

Date:   4/27/99
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